PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

Registered with the Public Company Accounting Oversight Board

October 17, 2014

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Amendment No. 5 to Form S-1 of our report dated April 15, 2014, relating to the consolidated financial statements of RadTek, Inc. as of December 31, 2013, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

____________________________

 PLS CPA, A Professional Corp.

 San Diego, CA 92111